1

Exhibit 1

Oi S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.30029520-8

PUBLICLY-HELD COMPANY

MINUTES OF THE MEETING OF THE FISCAL COUNCIL

HELD ON APRIL 28, 2014

I. DATE, TIME AND LOCATION: On April 28, 2014, at 5:30 p.m., at Praia de Botafogo, No. 300, 11th floor, room 1101, Botafogo, in the City and State of Rio de Janeiro. II. CALL NOTICE: By individual messages sent to the members of the Fiscal Council. III. QUORUM AND ATTENDANCE: All of the members of the Fiscal Council were present. Also in attendance were Bayard De Paoli Gontijo, via videoconference, and Nuno Cadima, Marcelo Augusto Salgado Ferreira, Ricardo Goulart, Maria Gabriela Campos da Silva Menezes Côrtes and Daniella Geszikter Ventura, as representatives of the Company. Also in attendance were Luis Enrique Devis and Bruno Lima, representatives of Banco Santander (Brasil) S.A., and Marco Gonçalves, via videoconference, representative of Banco BTG Pactual S.A. IV. AGENDA: (1) increasing the Company’s capital stock, within the authorized capital limit established by the Company’s By-Laws, through a primary public offering (the “Oi Capital Increase”) of (i) Oi common registered, book-entry shares without par value, free and clear of any liens or encumbrances (the “Common Shares”) and (ii) Oi preferred, registered, book-entry shares without par value, free and clear of any liens or encumbrances (the “Preferred Shares” and, together with the Common Shares, the “Shares”), including Shares in the form of American Depositary Shares (“ADSs”), represented by American Depositary Receipts (“ADRs”), to be offered simultaneously in Brazil and abroad (the “Global Offering” or the “Offering”); (2) setting the price of the Shares to be issued and justifying the criteria used for setting such price; (3) granting to Banco BTG Pactual S.A. the option to purchase shares issued by the Company, (i) deducted from the Shares allocated to the Priority Offering, as provisioned for in the documentation related to the Global Offering, (ii) without considering the Additional Shares (composed of 225,250,867 Common Shares and 450,501,734 Preferred Shares), as provided in the documentation relating to the Global Offering, and (iii) subject to the ratio of 1/3 (one-third) common shares to 2/3 (two-thirds) preferred shares, in an amount of up to 15% (fifteen percent) of the number of Shares initially offered in the form of common and preferred shares, which is up to 287,554,298 Common Shares and 575,108,597 Preferred Shares, including Shares in the form of ADSs, represented by ADRs, under the same conditions and at the same price as the Shares initially offered (the “Over-Allotment Shares”), made exclusively to meet any excess demand that may result from the Offering (the “Over-Allotment Option”), pursuant to Article 24 of the Brazilian Securities Commission (Comissão de Valores Mobiliários) (“CVM”) Instruction 400, dated December 29, 2003, as amended (“CVM Instruction 400”); (4) confirming the exclusion of rights of the Company’s shareholders to subscribe for Common Shares and Preferred Shares on a preferred basis, under the Offering, in accordance with the terms of article 172, item I, of the Brazilian Corporations Law, and article 9 of the Company’s By-Laws, given that such shareholders were able to cede, in whole or in part, their respective subscription rights under the Priority Offering; (5) determining the form in which Shares to be issued through the Offering will be paid for; and (6) verifying the increase and approval of the Company’s new capital stock. VI. RESOLUTIONS: With respect to item (1), after discussing the terms of the Oi Capital Increase and receiving clarifications from the representatives in attendance, the members of the Fiscal Council approved, with the opposing votes of Marcos Duarte Santos and Vanessa Montes de Moraes having been recorded, an increase of the Company’s capital stock, from R$7,471,208,836.63 to R$20,558,918,969.57, representing an increase of R$13,087,710,132.94, within the authorized capital limit established by the Company’s By-Laws, through the issuance for public subscription of 2,142,279,524 Common Shares and 4,284,559,049 Preferred Shares, totaling 6,426,838,573 Shares (including Hot Issue Shares), to be publicly distributed, considering that the

Oi S.A.

Minutes of the Meeting of the Fiscal Council

Held on April 28, 2014

Company’s shareholders were able to, wholly or partially, cede their respective rights to subscribe for Shares within the scope of the Priority Offering. The Shares will simultaneously be: (1) publicly distributed in Brazil, through the non-organized over-the-counter market, in accordance with CVM Instruction 400 (the “Brazilian Offering”); and (2) publicly distributed outside of Brazil in the form of ADSs, to be listed and traded on the New York Stock Exchange (the “NYSE”), in accordance with the U.S. Securities Act of 1933 (the “Securities Act” and the “International Offering,” respectively), both pursuant to documents related to the Brazilian Offering and International Offering presented to the CVM and the U.S. Securities and Exchange Commission (the “SEC”). Holders of Common Shares and Preferred Shares will, beginning on the date on which such shares are issued, be conferred the same rights under the Company’s By-Laws and legislation applicable to the Company’s existing common and preferred shares, respectively, including the allocation of full dividends and other benefits that may be declared by the Company from the date of settlement of the Shares; (2) approved, with the opposing votes of Marcos Duarte Santos and Vanessa Montes de Moraes having been recorded, the pricing of the Shares at R$2.00 per Preferred Share (and R$2.17 per Common Share, in accordance with the ratio of 1 Preferred Share per 0.9211 Common Share), which Shares will be fully recorded in the Company’s books under the capital stock line item. The calculation of the issue price of the Shares was made, after analyzing the parameters provisioned for by the Brazilian Corporations Law, on the basis of a bookbuilding process with Institutional Investors, including Related Parties, conducted by the Coordinators of the Offering, in accordance with article 44 of CVM Instruction 400 and article 170, paragraph 1, item II, of the Brazilian Corporations Law (the “Bookbuilding Process”), reflecting a demand and value for the Shares verified by the Public Offering and the Bookbuilding Process, particularly with respect to the investment intentions of independent third parties, ensuring the independence and commutativity of the price formation process, in accordance with the terms of article 170 of the Brazilian Corporations Law; (3) approved, with the opposing votes of Marcos Duarte Santos and Vanessa Montes de Moraes having been recorded, the granting of the Over-Allotment Option to BTG Pactual; (4) approved, with the opposing votes of Marcos Duarte Santos and Vanessa Montes de Moraes having been recorded, the exclusion of rights of the Company’s shareholders to subscribe for Common Shares and Preferred Shares, including the Over-Allotment Shares, on a preferred basis, under the Offering, in accordance with the terms of article 172, item I, of the Brazilian Corporations Law, and article 9 of the Company’s By-Laws, while conceding their priority rights, given that such shareholders were able to cede, in whole or in part, their respective subscription rights under the Priority Offering; (5) approved, with the opposing votes of Marcos Duarte Santos and Vanessa Montes de Moraes having been recorded, the resolution that Shares issued under the Global Offering will be paid-in (i) by Portugal Telecom SGPS S.A., with assets, through the contribution to the Company of equity stakes in companies that hold all of (i.a) Portugal Telecom’s operating assets, except for direct and indirect interests held in the Company and Contax Participações S.A. and (i.b) Portugal Telecom’s liabilities as of the date of contribution, in accordance with the Valuation Report prepared by Banco Santander (Brasil) S.A. (the “PT Assets”), approved at the general meeting of the Company’s shareholders held on March 27, 2014; and (ii) in cash, in one lump sum, at the moment of subscription, in Brazilian currency; and (6) approved, with the opposing votes of Marcos Duarte Santos and Vanessa Montes de Moraes having been recorded, the ratification of the Company’s new capital stock, through the subscription of the 2,142,279,524 Common Shares and 4,284,559,049 Preferred Shares, distributed under the Global Offering, to R$20,558,918,969.57, represented by 8,066,866,216 shares issued by the Company, of which 2,944,591,756 are common shares and 5,984,937,355 are preferred shares, all registered, book-entry shares without par value. VII. Closing: The relevant materials necessary to decide on the matters above were forwarded to the members of the Fiscal Council and comprise these minutes and have been filed with the secretary of the Company. With nothing further to discuss, the Chairman adjourned the meeting, and these minutes were drafted, read and approved, were by all members of the Fiscal Council who were present and by the Secretary. (/s/) Allan Kardec de Melo Ferreira - Chairman; Sidnei Nunes; Umberto Conti; Vanessa Montes de Moraes (alternate); and Marcos Duarte Santos.

Rio de Janeiro, April 28, 2014.

Maria Gabriela Campos da Silva Menezes Côrtes

Secretary

Oi S.A.

Minutes of the Meeting of the Fiscal Council

Held on April 28, 2014